Exhibit 99.1

NEWS RELEASE	NASDAQ: OMNI
4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 07-17

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI REPORTS RECORD SECOND QUARTER RESULTS

Company Continues Record Pace

Revenues Increase 74%; Operating Income Increases 31%;

Net Income from Operations Up 26%; Adjusted EBITDA Increases 46%

Company Affirms 2007 Guidance

CARENCRO, LA – AUGUST 6, 2007 - OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) announced today record results for the second quarter ended June 30, 2007. Despite poor weather conditions that adversely impacted rig counts and oil and gas exploration activity in the ArkLaTex and Mid-Continent regions of the United States during a portion of the quarter, revenue from the Company’s other core business segments and strong seismic drilling in other Gulf Coast regions contributed to continued improvement in the Company’s cash flow and profitability. The continued growth and strong operating results registered during the quarter was the result of internal organic growth and previously completed accretive strategic acquisitions.

For the quarter, revenues surged 74% to $48.1 million from $27.7 million reported for the three months ended June 30, 2006. Operating income rose 31% to $8.3 million for the quarter compared to $6.3 million for the three months ended June 30, 2006. Net income from operations and net income for the second quarter of fiscal 2007 totaled $4.0 million ($0.15 per diluted share), a 26% increase over the $3.2 million, $0.13 per diluted share, of net income from operations reported for the comparable 2006 period. For the three month period ended June 30, 2006, the Company’s net income included $3.0 million of income tax benefit arising from the utilization of available net operating loss carryforwards. Including the $3.0 million ($0.13 per diluted share) income tax benefit, the Company previously reported net income of $6.2 million, $0.26 per diluted share, for the three month period ended June 30, 2006.

Earnings before interest, taxes, depreciation and amortization, non-cash compensation and other income and loss on debt extinguishment (“Adjusted EBITDA”) rose to $11.6 million, 46% more than the $7.9 million reported for the three month period ended June 30, 2006. Adjusted EBITDA, which is a non-GAAP financial measure, is provided herein to assist investors to better understand the Company’s financial performance. (See the reconciliation of net income to Adjusted EBITDA included herein including a discussion of why the Company believes this non-GAAP financial measure is useful).

After preferred stock dividends of $0.1 million and non-cash charges attributable to the beneficial conversion feature of the preferred stock of $0.1 million, net income available to shareholders totaled $3.8 million, $0.15 per diluted share, for the three month period ended June 30, 2007. For the comparable three month period ended June 30, 2006, net income available to shareholders included $3.0 million, $0.13 per diluted share, of income tax benefit arising from the utilization of net operating loss carryforwards. After the $3.0 million tax benefit, the Company reported net income available to shareholders of $6.0 million, $0.26 per diluted share, for the three month period ended June 30, 2006.

For the six month period ended June 30, 2007, net income from operations increased 62% to $7.4 million, $0.29 per diluted share, and Adjusted EBITDA increased 73% to reach $21.9 million, on an 89% increase in revenues to $87.0 million. The results for the six month period include, from the date of acquisition, the March 2, 2007 purchase of the membership interest of BMJ Industrial Investments, LLC and its wholly-owned subsidiary Charles Holston, Inc. (collectively “CHI”) and the purchase of certain assets of Cypress Consulting, Inc. (“Cypress”) effective February 15, 2007.

For the six month period ended June 30, 2006, the Company reported net income from operations of $4.6 million on revenues of $46.1 million. Including $3.9 million of income tax benefits arising from the utilization of net operating loss carryforwards, the Company reported net income of $8.5 million, $0.37 per diluted share, for the same six month period.

Including the acquisitions of CHI and Cypress as if they had occurred on January 1, 2007, the Company would have reported pro forma net income from operations and pro forma Adjusted EBITDA of $7.7 million and $23.3 million, respectively, on pro forma revenues of $96.3 million for the six month period ended June 30, 2007. For the twelve month period ended June 30, 2007, including the prior operations of CHI and Cypress and the November 1, 2006 acquisition of Rig Tools, Inc., the Company would have had pro forma net income from operations (exclusive of income tax benefits) and pro forma Adjusted EBITDA of $14.1 million and $42.6 million, respectively, on pro forma revenues of $184.2 million. See the pro forma calculations and underlying financial data at the end of this press release.

Commenting on the second quarter results, James C. Eckert, Chairman and Chief Executive Officer, said, “Our business model focuses on growth through a combination of organic expansion and strategic initiatives. Our second quarter performance clearly demonstrates the successful implementation of our business strategy with the continued growth of OMNI’s revenues, profitability and cash flow.”

“Harsh weather conditions throughout Texas and Oklahoma, during a portion of the 2007 second quarter, adversely impacted the exploration industry in the ArkLaTex and Mid-Continent regions of the United States. Despite these adverse weather conditions, we continue to report solid revenue and earnings growth. Capitalizing on our revenue diversification from our other business units built through the execution of our business model, we also enjoyed strong cash flow from all of our core business units. This excess cash flow has been used to reduce debt and facilitate organic growth through capital expenditures.”

“Revenue from seismic services represents approximately 40% of our revenue base. This is much lower than in previous years, as we continue to balance the revenue stream across our business units. Our business strategy has focused on efforts to broaden our revenue and customer base in order to avoid, among other things, the susceptibility to adverse weather conditions, including hurricanes. The success of these efforts was apparent during the second quarter with revenues increasing almost 74% despite poor weather conditions in certain Gulf Coast regions. While these poor weather conditions continued into the third quarter in certain areas of Texas and Oklahoma, we do not expect the weather to have a material adverse impact on our overall financial results.”

“We currently operate from approximately 20 locations across the Gulf Coast, Texas and the Rocky Mountains,” Eckert added. “Our facilities are located in the most prolific domestic regions for oil and gas exploration, including the offshore waters of the Gulf of Mexico, the Barnett Shale and the Rocky Mountains. Collectively, our business units have invested more than $15 million in capital expenditures over the past twelve months to support organic growth. Integration of our recent acquisitions is progressing smoothly. We have commenced the process of combining facilities and personnel. Equipment utilization rates remain high. Seismic drilling backlog continues to top $75 million with contracts booked extending well into fiscal 2008. With further strategic growth initiatives planned, we affirm our guidance for fiscal 2007 and we remain confident that our business model will result in greater shareholder value as OMNI continues to report improved operating results.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through five business segments: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Transportation and Specialized Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to integrate the acquisitions referenced herein, the previously announced expansion of our transportation and specialized services and equipment leasing operations into the Barnett Shale region, the previously announced expansion of operations in the Rocky Mountain Region of the United States, the timely conversion of seismic drilling backlog into revenue, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, the continued growth of our environmental services and equipment leasing business segments, completion of strategic transactions under consideration by OMNI and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

OMNI ENERGY SERVICES CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
	(in thousands, except per share amounts)
Operating revenue	$27,684	$48,121	$46,139	$87,010
Operating expenses:
Direct costs	16,711	31,172	28,155	54,747
Depreciation and amortization	1,472	2,922	2,759	4,987
General and administrative expenses	3,193	5,762	5,583	10,877

Total operating expenses	21,376	39,856	36,497	70,611

Operating income	6,308	8,265	9,642	16,399
Interest expense	(1,211)	(1,759)	(2,327)	(3,329)
Loss on debt extinguishment	—	—	—	(1,004)
Other income, net	92	54	176	65

Income before income taxes	5,189	6,560	7,491	12,131
Provision for income taxes	(1,998)	(2,543)	(2,884)	(4,687)

Net income from operations	3,191	4,017	4,607	7,444
Income tax benefit arising from net operating loss carryforward	2,998	—	3,884	—

Net income	6,189	4,017	8,491	7,444
Dividends and accretion of preferred stock	(121)	(127)	(237)	(254)
Non-cash charge attributable to beneficial conversion feature of preferred stock	(117)	(127)	(213)	(255)

Net income available to common stockholders	$5,951	$3,763	$8,041	$6,935

Basic income per share:
Net income from operations	$0.20	$0.22	$0.29	$0.42
Income tax benefit	0.18	—	0.25	—

Net Income	$0.38	$0.22	$0.54	$0.42
Dividends and accretion of preferred stock	(0.01)	(0.01)	(0.03)	(0.03)

Net income available to common stockholders	$0.37	$0.21	$0.51	$0.39

Diluted income per share:
Net income from operations	$0.13	$0.15	$0.20	$0.29
Income tax benefit	0.13	—	0.17	—

Net Income	$0.26	$0.15	$0.37	$0.29
Dividends and accretion of preferred stock	—	—	—	—

Net income available to common stockholders	$0.26	$0.15	$0.37	$0.29

Weighted average common shares outstanding:
Basic	16,105	17,914	15,814	17,562
Diluted	24,031	26,412	23,115	25,802

NON-GAAP AND PRO FORMA FINANCIAL INFORMATION

EBITDA consists of earnings (net income or loss) before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA includes other income (expense), stock compensation expense, and loss on debt extinguishment because these items are either non-recurring or non-cash. This term, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (GAAP).

The Securities and Exchange Commission (SEC) has adopted rules regulating the use of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, in disclosures and press releases. These rules require non-GAAP financial measures to be presented with, and reconciled to, the most nearly comparable financial measure calculated and presented in accordance with GAAP.

Set forth below is a reconciliation of net income to Adjusted EBITDA. Management uses Adjusted EBITDA to measure the operating results and effectiveness of our ongoing business. We believe this measurement is important to our investors and financial analysts because it allows a more effective evaluation of our performance using the same measurements that management uses. Adjusted EBITDA is an indication of our ability to generate cash available to internally fund our expansion plans and service our debt obligations. This non-GAAP financial measure may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share, operating cash flow or other GAAP operating measurements. The results shown below include results for the three and six months ended June 30, 2006 and 2007.

OMNI ENERGY SERVICES CORP.

UNAUDITED OTHER FINANCIAL DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
	(in thousands)
Adjusted EBITDA:
Net income	$6,189	$4,017	$8,491	$7,444
Plus (less):
Interest	1,211	1,759	2,327	3,329
Loss on debt extinguishment	—	—	—	1,004
Other income	(92)	(54)	(176)	(65)
Depreciation and amortization	1,472	2,922	2,759	4,987
Non-cash stock compensation	133	390	228	497
Provision for income tax expense	1,998	2,543	2,884	4,687
Income tax benefit from net operating loss carryforwards	(2,998)	—	(3,884)	—

Adjusted EBITDA	$7,913	$11,577	$12,629	$21,883

We derived the pro forma financial information for the twelve months ended June 30, 2007, by calculating the historical consolidated financial data for the year ended December 31, 2006 for OMNI and for each of CHI, Cypress, and Rig Tools, (i) less the historical consolidated financial data for the six months ended June 30, 2006 for OMNI and for each of CHI, Cypress, and Rig Tools, (ii) plus the historical consolidated financial data for the six months ended June 30, 2007 of OMNI and for each of CHI and Cypress up to the date of acquisition by OMNI, and (iii) then applying pro forma adjustments to give effect to the transactions (included in the financial data for the six months ended June 30, 2007). The pro forma financial information and the Non-GAAP financial information are unaudited and is for informational purposes only.

The historical consolidated financial information for 2006 for OMNI and for CHI is audited, and the historical consolidated financial information for 2006 for Cypress and Rig Tools is unaudited. The year end 2006 audited financial information for OMNI is included in our Annual Report on Form 10-K for the year ended December 31, 2006, and the year end 2006 audited financial information for CHI is included in our Current Report on Form 8-K/A filed on May 16, 2007. The year end 2006 unaudited financial information for Cypress and Rig Tools is included below.

The unaudited financial information for the first six months of 2006 for OMNI is included herein, and is included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. The unaudited financial information for the first six months of 2007 for OMNI is included herein, and will be included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. The unaudited financial information for the first six months of 2006 for CHI, Cypress and Rig Tools is included below. The unaudited financial information for each of CHI and Cypress from January 1, 2007 until the date of acquisition by OMNI and the pro forma adjustments to give effect to the transactions are set forth in our Current Report on Form 8-K/A filed on May 16, 2007.

	Six Months Ended June 30, 2007
	Revenue	Net Income from Operations	Adjusted EBITDA
	(in thousands)
Pro Forma:
As reported	$87,010	$7,444	$21,883
Pre-Acquisition
Charles Holston, Inc.	4,642	87	766
Cypress Energy	4,626	185	637

Pro forma	$96,278	$7,716	$23,286

	Year ended December 31, 2006	Less: Six months ended June 30, 2006	Add: Six months ended June 30, 2007	Twelve months ended June 30, 2007
	(in thousands)
Revenue:
As reported	$98,998	$(46,139)	$87,010	$139,869
Rig Tools, Inc.	11,579	(6,586)	—	4,993
Charles Holston, Inc.	29,350	(14,202)	4,642	19,790
Cypress Energy	23,645	(8,680)	4,626	19,591

Pro forma	$163,572	$(75,607)	$96,278	$184,243

	Year ended December 31, 2006	Less: Six months ended June 30, 2006	Add: Six months ended June 30, 2007	Twelve months ended June 30, 2007
	(in thousands)
Net income from operations:
As reported	$9,231	$(4,607)	$7,444	$12,068
Rig Tools, Inc.	386	(169)	—	217
Charles Holston, Inc.	1,714	(737)	87	1,064
Cypress Energy	442	116	185	743

Pro forma	$11,773	$(5,397)	$7,716	$14,092

	Year ended December 31, 2006	Less: Six months ended June 30, 2006	Add: Six months ended June 30, 2007	Twelve months ended June 30, 2007
	(in thousands)
Adjusted EBITDA:
As reported	$26,008	$(12,629)	$21,883	$35,262
Rig Tools, Inc.	3,407	(2,006)	—	1,401
Charles Holston, Inc.	5,045	(2,657)	766	3,154
Cypress Energy	2,553	(379)	637	2,811

Pro forma	$37,013	$(17,671)	$23,286	$42,628

Twelve months ended June 30, 2007
(in thousands)
Pro Forma Adjusted EBITDA:
Pro forma net income from operations	$14,092
Plus (less):
Interest expense and other income, net	8,136
Loss on debt extinguishment	989
Other income	(896)
Depreciation and amortization	10,567
Non-cash stock compensation	889
Provision for income tax expense	8,851

Pro forma Adjusted EBITDA	$42,628

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